 EXHIBIT 3.6 - CERTIFICATE OF CORRECTION OF CERTIFICATE OF DESIGNATIONS OF THE
            SERIES A CONVERTIBLE PREFERRED STOCK, DATED MAY 5, 2003

                          CERTIFICATE OF CORRECTION OF
                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES A CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                                       OF

                              TECHTEAM GLOBAL, INC.

         TECHTEAM GLOBAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

         1.       The name of the corporation is TechTeam Global, Inc. (the
"Company").

         2. The Certificate of Designations of the Series A Convertible Preferred Stock (Par Value $.01 Per Share) of the Company, which was filed by the Secretary of State of Delaware on April 7, 2003, is hereby corrected.

         3. The inaccuracy to be corrected in said instrument is as follows:

                  Section 9 of the Certificate of Designations inaccurately omitted language providing that no adjustments shall be made to the conversion rights of the Series A Convertible Preferred Stock under
         Section 9 or otherwise under the Certificate of Designations as a result of any issuance by the Company of shares of its common stock, $.01 par value per share, or other securities pursuant to that certain Rights Agreement, dated May 6, 1997, between the Company and U.S. Stock Transfer Corporation, as may be amended from time to time.

         4.       The portion of the instrument in corrected form is as follows:

                  "Section 9. Conversion. The Series A Preferred Stock shall, prior to the payment or declaration of a Liquidation Preference, be convertible into Common Stock as follows:

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the first anniversary of the initial issuance thereof, into that number of shares of Common Stock determined by dividing (i) $7.25 by (ii) the Conversion Price (as hereinafter defined). Notwithstanding the foregoing sentence, (A) no holder of Series A Preferred Stock may convert fewer than 70,000 shares of Series A Preferred Stock at any one time (unless such holder holds less than 70,000 shares of Series A Preferred Stock in which case such holder may only convert the entire amount of shares of Series A Preferred Stock then held), and (B) the conversion rights set forth in this Section 9(a) shall be subject to the restrictions set forth in Section 12(b) below. A holder of shares of Series A Preferred Stock may exercise the conversion right as to any shares of Series A Preferred Stock by delivering to the Company, during regular business hours, or to the office of any transfer agent of the Company for the Common Stock or at such other office or agency as may be designated by the Company in writing to the holders of Series A Preferred Stock, the certificate or certificates for the shares to be converted, duly endorsed in blank or assigned to the Company, and accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such written notice and the endorsed stock certificate or certificates are received by the Company (the "Optional Conversion Date"). Upon any conversion pursuant to this Section 9(a), any accrued but unpaid dividends shall be paid in cash.

                  (b) Conversion Price. The conversion price ("Conversion Price") shall initially be $7.25. The Conversion Price shall be subject to adjustment as provided in Sections 9(c) and (e) below.

                  (c) Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) the issuance by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock; provided, however, that the issuance by the Company of shares of Common Stock or other securities, ranking junior to the Series A Preferred Stock, pursuant to that certain Rights Agreement, dated May 6, 1997, between the Company and U.S. Stock Transfer Corporation, as may be amended from time to time (the "Rights Agreement"), shall not constitute a Common Stock Event.

                  (d) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the original date of issuance of the shares of Series A Preferred Stock (the "Original Issue Date") the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, substitution or otherwise (other than by a Common Stock Event, pursuant to the Rights Agreement or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 9), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (e) Dilutive Issuance. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 9(e) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 9(c) or a recapitalization, reclassification, substitution or other change as provided in Section 9(d), for a purchase price per share that is less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale (a "Dilutive Issuance"), then, and in each such case, the Conversion Price for the Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                           (i)      The numerator of which shall be the sum of
                  (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold by the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale; and

                           (ii)     The denominator of which shall be the sum of
                  (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                  (f) Certain Definitions. For the purpose of making any adjustment required under this Section 9:

                           (i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, or issuable upon conversion or exercise of any Convertible Securities, Rights or Options issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (i) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock; (ii) shares of Common Stock issued upon conversion or exchange of any existing convertible securities or exercise of any existing warrants or options; (iii) shares of Common Stock issued or issuable as a dividend or distribution on the Series A Preferred Stock; (iv) shares of Common Stock or options, warrants, convertible securities or other rights to acquire shares of Common Stock issued or issuable pursuant to the Company's existing stock plans and option plans, or any future plans approved by vote of the Company's Common Stock; (v) shares of Common Stock issued in connection with a merger or acquisition of all or substantially all of the assets of a third party; or (vi) shares of Common Stock or other securities, ranking junior to the Series A Preferred Stock, issued by the Company pursuant to the Rights Agreement;

                           (ii) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (i) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (ii) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors of the Company; and (iii) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Company to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options;

                           (iii) "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Series A Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus
                  (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock;

                           (iv) "Convertible Securities" shall mean stock (excluding the Series A Preferred Stock) or other securities convertible into or exchangeable for shares of Common Stock;

                           (v) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 9, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 9, for the issue of such Additional Shares of Common Stock; and

                           (vi) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire Additional Shares of Common Stock or Convertible Securities.

                  (g) Coordination with Rights Agreement. For the avoidance on any doubt, no adjustments shall be made under this Section 9 as a result of any issuance by the Company of shares of Common Stock or other securities, ranking junior to the Series A Preferred Stock, pursuant to the Rights Agreement."

                                      ****

         IN WITNESS WHEREOF, the Company has caused this Certificate of Corrections to be signed and executed in its corporate name by William F. Coyro, its President and Chief Executive Officer, as of this 5th day of May 2003.

                                      TECHTEAM GLOBAL, INC.

                                      By: /s/  William F. Coyro, Jr.
                                          --------------------------------------
                                          William F. Coyro, Jr.
                                          President and Chief Executive Officer